Exhibit 99.1

Patina Oil & Gas Corporation 1625 Broadway, Suite 2000 Denver, Colorado 80202 (303) 389-3600 (303) 389-3680 (Fax)

NEWS RELEASE

Patina Adjusts Management

DENVER, COLORADO – DECEMBER 22, 2004 — PATINA OIL & GAS CORPORATION (NYSE:POG) announced that its President, Jay W. Decker, had stepped down as an officer and a director. As previously announced, Mr. Decker had intended to retire in 2005. Given the pending merger with Noble Energy, his retirement was slightly accelerated. Mr. Decker will serve as a consultant to the Company until ninety days following the merger. Thomas J. Edelman, the Company’s Chairman and Chief Executive Officer will assume the additional title of President.

Commenting, Thomas J. Edelman said, “Jay has been an invaluable member of our management for more than six years. His technical insight and exceptional focus on every aspect of our field operations have been a key element in the Company’s success. His training of the terrific operational team he leaves behind will help ensure we can maintain and enhance our competitive advantages in the domestic onshore segment of the industry. We extend Jay our sincere thanks and all best wishes for future success.”

This release contains certain forward-looking statements within the meaning of the Federal securities laws. Such statements are based on management’s current expectations, estimates and projections, which are subject to a wide range of uncertainties and business risks. Factors that could cause actual results to differ from those anticipated are discussed in the Company’s periodic filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2003.

Patina is an independent energy company engaged in the acquisition, development, exploitation and production of oil and natural gas primarily in Colorado’s Wattenberg Field, the Mid Continent region of western Oklahoma and the Texas Panhandle, and the San Juan Basin in New Mexico.

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Contact:	David J. Kornder
Executive Vice President
Chief Financial Officer
(303) 389-3600
dkornder@patinaoil.com